Contact:
Preston Romm
CFO, EVP of Finance, Operations & Administration
Obagi Medical Products, Inc.
562.628.1007

Or:
Ina McGuinness
McGuinness Consulting
805.427.1372

Obagi Medical Products Reports Third Quarter 2011 Results
Net Income Rose to $4.4 Million; Earnings per Share Rose to $0.24
Announces New Strategic Initiatives
-Investor Conference Call to Be Held at 4:30 PM EDT Today-

LONG BEACH, Calif., November 9, 2011 -- Obagi Medical Products, Inc. (NASDAQ: OMPI), a leader in topical aesthetic and therapeutic skin health systems, today reported financial results for the third quarter and nine months ended September 30, 2011.

Net income for the third quarter of 2011, rose to $4.4 million, or $0.24 per diluted share, up from $1.6 million, or $0.07 per diluted share, in the third quarter of 2010.

Net sales for the third quarter of 2011 totaled $28.1 million, compared with $27.9 million a year ago.  Domestic net sales increased $0.6 million, or 2.7% for the quarter, despite the impact of lower shipments into Texas following the Company’s decision to suspend distribution of certain products in late April after discussions with certain Texas regulatory agencies.

Gross margin for the third quarter of 2011 was 79.9%, which compared with 79.3% for the same period last year.  Operating expenses for the third quarter of 2011 totaled $15.6 million, down 20.1% from $19.5 million a year ago, primarily as a result of $2.8 million in litigation, termination and related expenses associated with the Zein Obagi matter incurred during the third quarter of 2010, along with lower research and development costs in the 2011 third quarter, due to timing of new product efforts.

The Company generated cash flow of $6.1 million from operations in the third quarter of 2011, bringing total cash and cash equivalents at September 30, 2011 to $27.0 million, up from $15.1 million at December 31, 2010.

For the Nine Months Ended September 30, 2011 Compared to a Year Ago:

•
Total net sales were $83.5 million compared with $82.5 million a year ago.  Domestic net sales increased $0.6 million or 0.9% over the same period last year despite the impact of lower shipments into Texas.

•	Gross margin was 78.9% versus 79.0% a year ago.

•	Net income totaled $4.9 million, or $0.26 per diluted share, compared with $6.6 million, or $0.30 per diluted share, a year ago.

•
On a non-GAAP basis, net sales were $85.2 million and net income was $10.9 million, or $0.58 per diluted share, compared with $9.6 million, or $0.43 per diluted share for the same period last year.  Please refer to the attached table to reconcile GAAP to non-GAAP financial measures.

Recent Significant Events
In the third quarter of 2011 and subsequent weeks, the Company:

•	Added 316 new accounts, bringing the total number of active accounts to 6,617 at quarter’s end, up 2.8% from a year ago.

•
Announced that in July, the Aesthetic Surgery Journal published a study showing that using Obagi's Condition & Enhance (also marketed as Nu-Derm), when combined with Botulinum Toxin Type A treatments (BOTOX®), provides greater improvement in overall facial appearance, as well as increased patient satisfaction vs. BOTOX treatments with placebo.  Also of note, 100% of study participants using the Condition & Enhance System wished to continue treatment after the close of the study.

The Company also announced that it has identified the elements necessary to establish a web-based online fulfillment operation including, a nationwide mail-order pharmacy.  Al Hummel, the Company's President and CEO, stated, "For 20 years, we've been transforming the faces of millions of women.  Today, Obagi is transforming itself.  This robust e-commerce platform will become the bridge connecting our physician customers to patient end-users.  The information and leverage we gain by being at the nexus of each transaction will permit us to add value to the physicians’ businesses, while making the purchase of Obagi products materially more convenient for end-users.”

Mr. Hummel said that one reason for this move is the high degree of interest in Obagi shown on the Internet, which the Company’s historical business structure cannot adequately serve.  "Each month, there are upwards of 400,000 discrete searches performed on the term "Obagi" or on related terms.  We will now be able to collect this interest in one place and capture a portion of it for the benefit of our physician customers.  In addition, this new initiative will enable us to refer potential new patients who come to our site to Obagi’s physician customers.”

Mr. Hummel said there were additional strategic motivations behind the Company’s entry into the e-commerce and fulfillment businesses.  “Right now, only about 15% of the total population of possible end-users accesses our historical distribution channel,” he said.  “With this platform, we will be able to devise and put into action long-term strategies to pursue the remaining 85%.”

Fourth Quarter Financial Guidance
Based on current trends and the expectation that consumer confidence will remain at current levels, the Company is reiterating previously provided total year guidance.  Management anticipates increased operating expenses in the fourth quarter as compared to the third quarter inclusive of the above-mentioned strategic initiatives.  For the year, non-GAAP revenue is expected to be in the range of $114.0 million and $116.0 million, and non-GAAP earnings per diluted share is expected to be between $0.75 and $0.78.  This implies that fourth quarter guidance would have revenue in the range of $29.0 million and $31.0 million and earnings per diluted share between $0.16 and $0.19.  The earnings per share guidance assumes approximately 18.7 million dilutive shares.

Conference Call Information
Obagi management will host a conference call and webcast today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time).  Investors interested in participating in the call can dial 877-407-9039 from the U.S. and international callers can dial 201-689-8470. A telephone replay will be available approximately two hours after the call concludes through Wednesday, November 23, by dialing
877-870-5176 from the U.S., or 858-384-5517 for international callers, and entering replay pin # 379996.  There will also be a simultaneous webcast on the Investor Relations section of the Company's web site at www.obagi.com.  For those unable to participate during the live broadcast, the webcast will be available for 30 days.

About Obagi Medical Products, Inc.

Obagi Medical Products is a specialty pharmaceutical company that develops, markets and sells, and is a leading provider of, proprietary topical aesthetic and therapeutic prescription-strength skin care systems in the physician-dispensed market.  Using its Penetrating Therapeutics technologies™, Obagi Medical's products are designed to improve penetration of agents across the skin barrier for common and visible skin conditions in adult skin including premature aging, photodamage, hyperpigmentation (irregular or patchy discoloration of the skin), acne, sun damage, rosacea, and soft tissue deficits, such as fine lines and wrinkles.  Obagi Medical's portfolio, which includes cosmetic, over-the-counter and prescription products, including 4% hydroquinone, is sold and promoted only through physician offices and requires education by a physician on proper use.  The history of Obagi's skin care product introductions is as follows: Obagi Nu-Derm®, Obagi-C® Rx (a prescription-strength vitamin C and hydroquinone system), Obagi® Professional-C (a line of highly stable vitamin C serums), Obagi Condition &Enhance® for use with cosmetic procedures to enhance patient outcomes and satisfaction, Obagi ELASTIderm® Eye Treatment and Obagi CLENZIderm® M.D. acne therapeutic systems, a formulation of Obagi CLENZIderm M.D. Systems for normal to dry skin, and Obagi ELASTIderm Décolletage System, Obagi Rosaclear® System, Obagi ELASTILash® Eyelash Solution, Obagi Blue Peel RADIANCETM, and Nu-Derm® Sun Shield SPF 50. Visit http://www.obagi.com for information.

Forward Looking Statements
There are forward-looking statements contained in this press release and the related investor conference call that can be identified by the use of forward-looking terminology such as the words “assumes,” "believes," "expects," "may," "will," "should," "potential," "anticipates," "plans," or "intends" and similar expressions.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements.  Such factors include, but are not limited to the current condition of, and potential further deterioration in, the global economy, intense competition Obagi’s products face and will face in the future, the level of market acceptance of Obagi’s products, the possibility that Obagi’s products could be rendered obsolete by technological or medical advances, the possibility that the Company may become involved in intellectual property claims and litigation that could adversely affect the profitability of or the Company’s ability to sell our products or on Obagi’s results of operations, the possibility that the Company’s products may cause undesirable side effects, the fact that the Company’s ability to commercially distribute its products may be significantly harmed if any state or the federal regulatory environment governing those products changes, and whether the Company effects the repurchase of any shares.  A more detailed discussion of these and other factors that could affect results is contained in Obagi’s filings with the U.S. Securities and Exchange Commission.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements.  No assurance can be given that the future results covered by the forward-looking statements will be achieved.  The forward-looking statements in this release and the related investor conference call speak only as of the date they are made and Obagi Medical Products does not intend to update this information.

Blue Peel RADIANCE and Penetrating Therapeutics are trademarks, and Obagi, the Obagi logo, Condition & Enhance, ELASTIderm, ELASTILash, Nu-Derm, Obagi-C, Obagi CLENZIderm and Rosaclear are registered trademarks, of Obagi Medical Products, Inc. and/or its affiliates in the United States and certain other countries.

Obagi Medical Products, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except share amounts)

	September 30,	December 31,
	2011	2010
Assets	(unaudited)
Current assets
Cash and cash equivalents	$27,004	$15,139
Accounts receivable, net	19,581	22,736
Inventories, net	3,042	4,625
Prepaid expenses and other current assets	5,516	6,408
Total current assets	55,143	48,908
Property and equipment, net	2,995	3,254
Goodwill	4,629	4,629
Intangible assets, net	3,964	4,592
Other assets	1,236	1,324
Total assets	$67,967	$62,707
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$6,117	$6,400
Current portion of long-term debt	9	—
Accrued liabilities	5,300	6,479
Total current liabilities	11,426	12,879
Long-term debt	15	—
Other long-term liabilities	1,618	1,599
Total liabilities	13,059	14,478
Commitments and contingencies
Stockholders' equity
Common stock, $.001 par value; 100,000,000 shares authorized,
22,984,138 and 22,882,658 shares issued and 18,600,152
and 18,499,939 shares outstanding at September 30, 2011
and December 31, 2010	23	23
Additional paid-in capital	62,927	61,173
Accumulated earnings	32,306	27,381
Treasury stock, at cost; 4,367,941 shares at September 30, 2011
and December 31, 2010	(40,348)	(40,348)
Total stockholders' equity	54,908	48,229
Total liabilities and stockholders' equity	$67,967	$62,707

Obagi Medical Products, Inc.
Condensed Consolidated Statements of Income
(Dollars in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)

Net sales	$28,112	$27,891	$83,501	$82,460
Cost of sales	5,654	5,773	17,646	17,314
Gross profit	22,458	22,118	65,855	65,146
Selling, general and administrative expenses	15,091	18,061	56,709	50,785
Research and development expenses	518	1,474	1,337	3,476
Income from operations	6,849	2,583	7,809	10,885
Interest income	10	26	21	75
Interest expense	(24)	(2)	(119)	(7)
Income before provision for income taxes	6,835	2,607	7,711	10,953
Provision for income taxes	2,390	1,022	2,786	4,362
Net income	$4,445	$1,585	$4,925	$6,591

Net income attributable to common shares
Basic	$0.24	$0.07	$0.26	$0.30
Diluted	$0.24	$0.07	$0.26	$0.30

Weighted average common shares outstanding
Basic	18,599,644	22,027,822	18,557,381	21,974,926
Diluted	18,678,787	22,151,273	18,648,367	22,209,918

Segment information:

	Three Months Ended September 30,		Nine Months ended September 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Net sales by segment
Physician-dispensed	$27,245	$26,687	$80,422	$79,245
Licensing	867	1,204	3,079	3,215
Net sales	$28,112	$27,891	$83,501	$82,460

Gross profit by segment
Physician-dispensed	$21,593	$20,946	$62,786	$62,029
Licensing	865	1,172	3,069	3,117
Gross profit	$22,458	$22,118	$65,855	$65,146

Geographic information
United States	$23,771	$23,155	$69,938	$69,293
International	4,341	4,736	13,563	13,167
Net sales	$28,112	$27,891	$83,501	$82,460

	Three Months Ended September 30,		Nine Months ended September 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Net sales by product category
Physician-dispensed
Nu-Derm	$14,917	$14,917	$44,071	$43,177
Vitamin C	4,016	3,849	11,870	12,430
Elasticity	3,147	2,628	8,735	8,001
Therapeutic	1,546	1,805	4,374	5,383
Other	3,619	3,488	11,372	10,254
Total	27,245	26,687	80,422	79,245
Licensing	867	1,204	3,079	3,215
Total net sales	$28,112	$27,891	$83,501	$82,460

Reconciliation between GAAP to non-GAAP measures is included below (unaudited):

	Nine Months Ended September 30,
	2011	2010

GAAP net sales	$83,501
a) Texas sales return reserve revenue impact	1,677
Non-GAAP net sales	$85,178

GAAP net income	$4,925	$6,591
Adjustments to GAAP net income:
a) Dr. Obagi settlement, litigation and related expenses	7,935	3,858
b) Texas sales return reserve gross profit impact	1,571	—
c) Dr. Obagi termination costs	—	888
d) Secondary offering costs	—	227
e) Non-GAAP income tax expense	(3,539)	(1,980)
Non-GAAP net income	$10,892	$9,584

Non-GAAP net income per share:
Diluted	$0.58	$0.43

Shares used in computing Non-GAAP per share amounts:
Diluted	18,648,367	22,209,918